Exhibit 99.1

METRON ANNOUNCES FISCAL Q1 2004 FINANCIAL RESULTS

SAN JOSE, Calif. – October 9, 2003 – Metron, the Outsource Solutions Company (NASDAQ: MTCH), today announced financial results for first quarter fiscal 2004 ended August 31, 2003.

Revenues for the first quarter of fiscal 2004 were $46.9 million, compared with $56.6 million for the fourth quarter of fiscal 2003. Gross margins for the first quarter were 20.4 percent, a 30 basis point improvement over the prior quarter.

In accordance with generally accepted accounting principles (GAAP), the Company’s net loss for the first quarter of fiscal 2004 was $5.2 million, or $(0.41) per share. This compares with a loss of $6.3 million, or $(0.49) per share, in the fourth quarter of fiscal 2004.  The fiscal first quarter loss includes a restructuring charge of $1.1 million, or $(0.09) loss per share. This charge was for reductions in employee headcount, plus charges for a facility closure.

Total cash was $12.6 million as of August 31, 2003, compared with $12.2 million at the end of the fourth quarter.  Cash flow from operations in the quarter was a usage of $0.9 million.  Accounts receivable declined by $1.9 million, although days sales outstanding increased from 62 days in the prior quarter to 72 days.  Exclusive of SAB 101 related items, inventories declined in the quarter by $1.5 million, which included the addition of $2.2 million of inventories associated with the acquisition of the Prudential cleanroom consumables business.

“Strategically, the acquisition of the MRC Eclipse product line gives us the most traction to date in our fundamental move from being a distribution-centric company to an outsource solutions company,” stated Ed Segal, chairman and chief executive officer of Metron. “Several other important product line additions have enabled us to accelerate our shift toward integrated support solutions and higher margin businesses. At the same time, we have maintained our focus on asset management, cost reductions and capital needs.”

Company Highlights

•                       Enhanced Fab Solutions offering with a strategic global agreement with Trazar Corporation to provide sales, service, and applications support for its line of radio frequency (RF) automatic impedance matching networks

•                       Expanded the Legends Product Line with the acquisition of the AG Associates 610 rapid thermal processing (RTP) system for six-inch wafer production

•                       Closed a private placement of $7 million of convertible debentures and warrants which will be largely used as working capital to continue to execute on the company’s outsource solutions business model

•                       Completed the acquisition of the MRC Eclipse physical vapor deposition (PVD) equipment product line from Tokyo Electron Ltd.

Guidance

Financial results for the second quarter of fiscal 2004 (ending November 30, 2003) are expected to be as follows:

•                       Revenues in the range of $46 million to $48 million

•                       Gross profit margin of approximately 21 percent

•                       GAAP loss per share in the range of $(0.30) to $(0.38)

The GAAP figure is expected to include a restructuring charge of $(0.04) to $(0.08) per share.  Before these items, the non-GAAP loss is expected to be between $(0.26) and $(0.30).

•                       Cash flows from operations to be neutral

Conference Call

Metron will broadcast its conference call discussion of first quarter fiscal 2004 financial results on Thursday, October 9, 2003 at 2 p.m. PT (5 p.m. ET). To listen to the call, please dial (773) 756-4618, pass code: Metron. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available for one week. To access the replay, dial (402) 220-2269.

The Metron financial results conference call will be available via a live webcast on the investor relations Audio Events section of the Metron website at http://investor.metrontech.com. Please access the website fifteen (15) minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay of the call will be available at http://investor.metrontech.com for 90 days.

About Metron Technology N.V.

Metron, the Outsource Solutions Company, is a leading global provider of marketing, sales, service and support solutions to semiconductor materials and equipment suppliers and semiconductor manufacturers. Metron provides outsource solutions that address the critical non-core areas of the fab and include products and services such as materials management solutions, cleanroom services, specialty and legacy equipment, and facility maintenance. Metron outsource solutions enable customers to increase fab productivity and focus on their core competencies, such as product development, manufacturing and marketing. By partnering with Metron, suppliers can focus on product development and other core competencies while reducing their time to market using Metron’s global infrastructure. Metron is headquartered in San Jose, California, and is on the web at http://www.metrontech.com

Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements, including statements with respect to our anticipated financial results for the second quarter of fiscal 2004 and future quarters. Words such as “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of Metron Technology to differ materially from those indicated by these forward-looking statements, including, among others, risks detailed from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K for the year ended May 31, 2003. Metron Technology does not undertake any obligation to update forward-looking statements.

Contact:

Douglas McCutcheon	Mary McGowan
Sr. Vice President & CFO	Account Director
Metron	Stapleton Communications Inc.
(408) 719-4600	(650) 470-0200

– Summary Financial Data Attached –

METRON TECHNOLOGY N.V.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Dollars in thousands except per share)

	Three months ended
	August 31, 2002	August 31, 2003

Net revenue	$64,320	$46,938
Cost of revenue	52,890	37,356
Gross profit	11,430	9,582
Selling, general and administrative	14,250	12,884
Research, development and engineering	—	307
Restructuring costs	—	1,122
Other operating income, net of associated costs	1,354	—
Operating loss	(1,466)	(4,731)
Equity in net income (loss) of joint ventures	17	(51)
Other expense, net	(462)	(307)
Loss before income taxes	(1,911)	(5,089)
Provision for income taxes	508	93
Net loss	$(2,419)	$(5,182)

Loss per common share
Basic and diluted	$(0.19)	$(0.41)

Weighted average number of shares
Basic and diluted	13,038	12,609

METRON TECHNOLOGY N.V.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollars in thousands)

	May 31, 2003	August 31, 2003

ASSETS
Cash and cash equivalents	$12,179	$12,601
Accounts receivable	38,168	36,222
Loan to officer/shareholder	110	110
Inventories	38,131	37,646
Prepaid expenses and other current assets	14,124	12,843
Total current assets	102,712	99,422
Property, plant and equipment, net	24,921	22,888
Other assets	854	893
Total Assets	$128,487	$123,203

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$21,511	$20,028
Amounts due to affiliates	8,711	9,205
Accrued wages and employee-related expenses	5,231	4,712
Deferred revenue	4,496	5,635
Short-term borrowings and current portion of long-term debt	13,261	8,997
Amounts payable to shareholders	170	169
Other current liabilities	12,491	11,632
Total current liabilities	65,871	60,378
Long-term debt, excluding current portion	1,662	3,029
Other long-term liabilities	3,148	2,804
Total liabilities	70,681	66,211
Commitments	—	—
Shareholders’ equity:
Preferred shares	—	—
Common shares and additional paid-in capital	41,285	46,997
Retained earnings	17,577	12,395
Cumulative other comprehensive loss	(443)	(1,787)
Treasury shares	(613)	(613)
Total shareholders’ equity	57,806	56,992
Total Liabilities and Shareholders’ Equity	$128,487	$123,203